Exhibit 3.6

ADS MEDIA GROUP, INC.
NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement ("Agreement") is made as of October 25, 2006, between ADS Media Group, Inc., a Utah corporation, (the "Company"), and James D. Schell ("Optionee").

Recitals

A. The Company has adopted the 2006 Stock Option and Incentive Plan (the "Plan").

     B.  The Plan provides for the granting of Nonstatutory stock options and/or restricted stock awards to employees, directors and consultants of the Company to purchase, or to exercise certain rights with respect to, shares of the common stock of the Company, par value $0.001 per share (the "Stock"), in accordance with the terms and provisions thereof.

C. The Optionee is eligible for a grant of Nonstatutory stock options and/or restricted stock awards under the Plan.

     D.  The Option is granted to the Optionee contemporaneously with the execution by the Company of the Common Stock and Warrant Purchase Agreement dated June 16, 2006 (the "Purchase Agreement"), and pursuant to the provisions of Section 6.4(b) of the Purchase Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1.  Grant of Option. The Company hereby grants to the Optionee a Nonstatutory Stock Option (the "Option") to purchase, subject to and upon the terms and conditions hereinafter set forth, 1,329,070 shares of the common stock, $.001 par value, of the Company. This stock option is intended to be a Nonstatutory Stock Option under the Plan.

     2.  Purchase Price. Subject to Section 7, the purchase price of the common stock subject to the Option shall be $0.13 per share (the "Option Price"), which price exceeds the fair market value of the Company's common stock on the date of grant.

3. Exercisability.

(a) The Option shall be exercisable for up to twenty-five percent (25%) of the shares that may be acquired immediately upon the grant of the Option.

          (b)  The Option shall become exercisable for up to twenty-five percent (25%) of the shares that may be acquired on the first anniversary of the grant of the Option if the Company realizes after tax net income for the fiscal year ended December 31, 2006, of at least $546,700, as reported on its audited consolidated statement of operations for that fiscal year. If the Company's net income for fiscal 2006 does not meet the minimum requirement stated in the previous sentence, the Option shares covered by this subsection (b) shall not become exercisable on the first anniversary of the grant of this Option, but if the Company's after tax net income subsequently meets the minimum requirement stated in either subsection (c) for the fiscal year ended December 31, 2007, or subsection (d) for the fiscal year ended December 31, 2008, then Option for shares covered by this subsection (b) shall become exercisable as to those shares at the same time as the Option for shares covered by subsection (c) or (d) becomes exercisable.

          (c)  The Option shall become exercisable for up to twenty-five percent (25%) of the shares that may be acquired on the second anniversary of the grant of the Option if the Company realizes after tax net income for the fiscal year ended December 31, 2007, of at least $564,800, as reported on its audited consolidated statement of operations for that fiscal year. If the Company's after tax net income for fiscal 2007 does not meet the minimum requirement stated in the previous sentence, the Option shares covered by this subsection (c) shall not become exercisable on the second anniversary of the grant of this Option, but if the Company's net income subsequently meets the minimum requirement stated in subsection (d) for the fiscal year ending December 31, 2008, then Option for shares covered by this subsection (c) shall become exercisable as to those shares at the same time as the Option for shares covered by subsection (d) becomes exercisable.

          (d)  The Option shall become exercisable for up to twenty-five percent (25%) of the shares that may be acquired on the third anniversary of the grant of the Option if (but only if) the Company realizes after tax net income for the fiscal year ended December 31, 2008, of at least $2,463,200, as reported on its audited consolidated statement of operations for that fiscal year.

4. Vesting.

(a) The Option shall vest as to those shares covered by subsection 3(a) immediately upon the date of grant

          (b)  The Option shall vest as to those shares covered by subsection 3(b), 3(c) and 3(d) if at all, 50% on the date they first become exercisable and 50% one year from the date they first become exercisable.

          (c)  All unvested Options, which have become exercisable under Section 3, shall vest automatically immediately prior to the effectuation of a Change of Control of the Company. In this Section, a "Change in Control" means: (i) a dissolution, liquidation or sale of substantially (fifty percent (50%) or greater) all of the of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; or (iii) a reverse merger in which the Company is the surviving corporation.

     5.  Manner of Exercise. Subject to such administrative regulations as the Administrator may from time to time adopt, the Optionee shall exercise the Option by giving written notice to the Company of the number of shares being purchased and the Option Price to be paid, accompanied by the following:

          (a)  full payment in cash or by check of the Option Price; provided, however, that the Optionee may exercise the Option in whole or in part, but only with prior approval of the Administrator given in its sole discretion,

               (i)  by tendering to the Company shares of the common stock of the Company owned by the Optionee having an aggregate Fair Market Value (as defined in the Plan) as of the date of exercise equal to the aggregate Option Price for the shares being purchased,

               (ii)  to the extent permitted under Regulation T of the Federal Reserve Board, by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the Company to deliver to such broker the stock certificates for the shares issued pursuant to such exercise and irrevocable instructions to such broker to deliver to the Company on or before the settlement date cash in an amount necessary to pay the aggregate Option Price for the shares being purchased, and, if requested by the Company, the amount of any federal, state, local or foreign withholding taxes, or

              (iii)  by instructing the Administrator to withhold a number of shares being issued upon exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the exercised Option.

          (b)  an undertaking to furnish or execute such documents as the Company in its discretion shall deem necessary (i) to evidence the exercise, in whole or in part, of the Option evidenced by this Agreement, (ii) to determine whether registration is then required under the Securities Act of 1933, as then in effect, and (iii) to comply with or satisfy the requirements of the Securities Act of 1933, or any other law, as then in effect, or any terms of the Plan or this Agreement.

(c) Any such exercise shall be subject to the withholding requirements of paragraph 20(a) of the Plan and the other terms of the Plan.

     6.  Expiration. Anything in this Agreement to the contrary notwithstanding, this Option shall terminate and no part of the Option may be exercised after 5:00 p.m. Central Time, on the tenth anniversary of the grant of this Option. Upon the Optionee's termination of employment, death or disability, the Option shall terminate as provided in the Plan.

     7.  Adjustment of and Changes in Stock of the Company. The number of shares of common stock covered by the unexercised portion of the Option evidenced by this Agreement, and the Option Price thereof, shall be subject to such adjustment as appropriate or necessary to reflect any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, conversion, exchange of shares, separation, reorganization, reclassification, or the like of or by the Company, or otherwise, in which the Company is the surviving company, so that the rights of the holder hereof shall remain proportionate to the rights held hereunder immediately prior to such event.

     8.  No Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option evidenced by this Agreement until the issuance of one or more certificates to him for such shares upon due exercise of the Option. Except as provided in paragraph 7 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of certificates.

     9.  Non-Transferability of Option. During the Optionee's lifetime, the Option hereunder shall be exercisable only by the Optionee or any guardian or legal representative of the Optionee, and the Option shall not be transferable except, in case of the death of the Optionee, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. However, the Optionee may specifically designate, by will or otherwise, the beneficiary of the Optionee's rights under the Option. In the event of (a) any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and it shall thereupon become null and void.

     10.  Employment Not Affected. The granting of the Option nor its exercise shall not be construed as granting to the Optionee any right with respect to continuance of employment of the Employer. Except as may otherwise be limited by a written agreement between the Employer and the Optionee, the right of the Employer to terminate at will the Optionee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company, as the Employer or on behalf of the Employer (whichever the case may be), and acknowledged by the Optionee.

     11.  Amendment of Option. The Option may be amended by the Administrator at any time (i) if the Administrator determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986 or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (1), with the consent of the Optionee. This Option may not be amended without the written consent of holders of a majority of Registrable Shares as that term is defined in the Purchase Agreement.

     12.  Notice. Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its then current executive offices, the address of such executive offices currently being 12758 Cimarron Path, Suite B-128, San Antonio, Texas 78249-3426, and any notice to the Optionee shall be addressed to the Optionee at the current address shown on the payroll records of the Employer. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

     13.  Incorporation of Plan by Reference. This Option and the exercise hereof is subject to the terms and conditions of the Plan, now or hereafter in effect, which is incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement shall govern and control.

14. Restriction on Exercise and Resale of Shares.

          (a)  The Company's issuance of Stock upon exercise of the Option is conditioned upon conformance with all requirements of law , including the Securities Act of 1933 and all other applicable state and federal laws and regulations, and the Company shall be under no obligation to issue Stock upon exercise of the Option where such issuance would cause it to be in violation of any such law or regulation. The Company may in its discretion require the Optionee to furnish an opinion of counsel acceptable to the Company that any sale or transfer would be made in a transaction which is otherwise in compliance with such acts. Each certificate representing shares of Stock issued upon exercise of an Option (if such stock is not registered under the applicable securities laws) shall be stamped with a legend in substantially the following form:

"The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred unless pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

          (b)  Nothing contained in this Section shall be construed to obligate the Company to, or to grant any right to the Optionee to, cause the Company to file any registration statement under the Federal Securities Act of 1933 or any applicable state securities laws (a "Registration Statement") or, if any such Registration Statement is filed, to prepare, any additional prospectus, to file any amendment to the Registration Statement or to continue said Registration Statement in effect.

15. Representations and Warranties of the Optionee. The Optionee represents and warrants to the Company as follows:

          (a)  The Option and Stock to be issued upon the exercise of the Option (collectively, the "Securities") are granted on the condition that the acquisition of the Securities shall be for investment purposes, and not with a view to resale or distribution. The Optionee is acquiring the Securities for his or her own account for investment and not with a view toward resale or distribution, and Optionee does not presently have any reason to anticipate any change in his or her circumstances or other particular occasion or event which would cause him or her to sell the Securities. Optionee represents that he has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment.

16. No Fractional Shares. This Option may not be exercised to purchase a fraction of a share.

17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their personal representatives, successors, heirs, and permitted assigns.

18. Defined Terms. Capitalized terms used herein but not separately defined herein have the meanings as set forth in the Plan.

     19.  Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

20. Miscellaneous.

          (a)  The address for Optionee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the address set forth below under Optionee's signature.

(b) This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

(c) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Incentive Stock Option Agreement to be signed by its duly authorized officer and the Optionee has duly signed this Agreement on the day and year first written above.

ADS Media Group, Inc.	Optionee

/s/ Clark R. Doyal	/s/ James D. Schell
By: Clark R. Doyal	Address:
Title: CEO